Exhibit 10.2

Lazydays Holdings, Inc.

4042 Park Oaks Boulevard, Suite 350

Tampa, Florida 33610

July 9, 2025

Ronald Fleming

28607 Marsciano Lane

Wesley Chapel, FL 33543

RE: Amendment to Employment Agreement

Dear Ron:

You and Lazydays Holdings, Inc., a Delaware corporation (the “Company”), are parties to a letter agreement, dated September 14, 2024, pertaining to the terms and conditions of your appointment as Interim Chief Executive Officer and a director of the Company (the “Employment Agreement”). As you know, the Company’s board of directors (the “Board”) is considering a resolution to change your title from “Interim Chief Executive Officer” to “Chief Executive Officer”. In light of the foregoing, you and the Company hereby agree that, effective upon the Board’s adoption of such resolution: (a) your title as an officer of the Company is changed from “Interim Chief Executive Officer” to “Chief Executive Officer”; (b) references in Section 1 and Section 4 of the Employment Agreement to “Interim Chief Executive Officer” and/or to “Interim CEO” are hereby amended to be deleted and replaced with “Chief Executive Officer” and “CEO”, respectively; and (c) the first sentence of Section 2 of the Employment Agreement is hereby amended and restated to read as follows: “Your service as Interim Chief Executive Officer of the Company (“Interim CEO”) and Director commenced on September 14, 2024 (the “Start Date”); your service as Interim CEO continued until your title was changed to CEO on the date such change was approved by the Board; and your service as CEO and Director will terminate at the time set forth in the Section below titled “Termination.””

Except as amended hereby, all other terms and conditions of the Employment Agreement remain unchanged and in full force and effect.

Sincerely,

Lazydays Holdings, Inc.
a Delaware corporation

By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi
Title:	Chairman of the Board

Accepted and agreed:

/s/ Ronald Fleming
Ronald Fleming